Exhibit 99

UMH PROPERTIES, INC. ANNOUNCES CHIEF FINANCIAL OFFICER TRANSITION

FREEHOLD, NJ, May 28, 2026 UMH Properties, Inc. (NYSE: UMH) (TASE: UMH), a real estate investment trust (REIT) specializing in the ownership and operation of manufactured home communities, today announced that effective Monday, June 1, 2026, Anna T. Chew, Executive Vice President, Chief Financial Officer (CFO) and Treasurer, has elected to retire after a successful and distinguished 35 years with the company, including over 31 years as CFO. Although Ms. Chew will retire as CFO, she will remain an employee with UMH in an advisory role to support a smooth transition of the CFO responsibilities. Ms. Chew will also remain a member of the Company’s Board of Directors.

Kevin S. Miller has been named by the Board as Ms. Chew’s successor as CFO to take effect on June 1, 2026, upon Ms. Chew’s retirement. Mr. Miller is a Certified Public Accountant and has been serving as the CFO of the UMH OZ Fund, LLC, an opportunity zone fund in which UMH holds a majority interest, since October 2022. Prior to joining the Company, Mr. Miller served as the CFO of Monmouth Real Estate Investment Corporation for ten years, Assistant Controller of Forest City Ratner Companies for seven years and as an Audit Manager for twelve years at PKF O’Connor Davies.

Samuel A. Landy, President and Chief Executive Officer of UMH, commented, “I’m incredibly grateful to Anna for her many contributions to UMH during her more than three decade career with us, including her integral part in growing UMH from having a net market capitalization of under $15 million to over $1.3 billion today and increasing the number of communities we own and operate from 20 to now 145. When Anna began her career at UMH, our annual revenue was under $10 million and our total market capitalization was under $37 million. Under her leadership, she helped grow the company to the point where we now have annual revenue over $260 million and a total market capitalization of over $2.3 billion. Anna has always operated with the long-term interest of the company in mind and we are stronger because of her efforts and leadership. We also greatly appreciate her commitment to ensuring a smooth and successful CFO transition in her advisory role and remaining a valued member of our Board of Directors.

“Kevin has brought to UMH a wealth of real estate and public accounting experience,” Mr. Landy continued. “He will continue to be an integral member of our finance team and an asset to our long-term growth plans. We look forward to continuing to work with him.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 145 manufactured home communities, containing approximately 27,100 developed homesites, of which 11,200 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 145 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, containing 113 sites, that UMH has an ownership interest in and operates through its joint ventures with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact: Nelli Madden

732-577-9997

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A NYSE Company: Symbol - UMH

since 1968